Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Viking Therapeutics, Inc., of our report dated March 8, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2015 and 2014 and for the years then ended, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-208182) and the related Prospectus of Viking Therapeutics, Inc. for the registration of its common stock and warrants to purchase common stock.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

April 7, 2016